                                  EXHIBIT 99.1

        John Peeler Named Chief Executive Officer of Acterna Corporation

Germantown, Maryland - March 13, 2003 - Acterna Corporation (OTCBB: ACTR) today announced that it has named John R. Peeler as chief executive officer of Acterna Corporation, replacing Ned C. Lautenbach.

Peeler maintains his position as president of Acterna Corporation and president and chief executive of Acterna's communications test business, the company's largest business unit. In his new role, he assumes overall management responsibilities for Acterna's other subsidiaries: Itronix and da Vinci Systems. Itronix markets "ruggedized" computing devices for field service applications. da Vinci Systems designs and markets video color correction systems to the video postproduction industry.

"John has served Acterna well as president and is ideally suited to take on these new responsibilities," said Lautenbach, who continues in his role as chairman of Acterna's Board of Directors. "The commitment, leadership and integrity he has demonstrated during his 23-year career with the company are the same qualities Acterna needs as it continues to drive to profitability and successfully address challenging market conditions."

Over more than two decades with Acterna, Peeler has established himself as a pioneer in the communications test and management industry. He was president and CEO of TTC, the company that merged with Wavetek Wandel Goltermann in 2000 to form Acterna. Before his appointment to that position in 1992, Peeler was executive vice president and chief operating officer of TTC. Previously, he was division president for TTC's T-BERD family of test instruments. Peeler began his communications career in engineering in 1977 as a systems design engineer for the company that became Hughes Network Systems.

About Acterna Corporation

Based in Germantown, Maryland, Acterna Corporation is the holding company for Acterna, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

                                      # # #

Contacts:

Media - Jim Monroe, 240-404-1922

Investors - Mike Rhine, 240-404-1823